Exhibit 10.2

December 23, 2008

Mr. George Apostol

[Address]

Dear George:

This letter sets forth the terms of your continued employment with Exar Corporation (“Exar”) as Chief Technology Officer, reporting to Pete Rodriguez, President and Chief Executive Officer, and amends and restates in its entirety the letter agreement between you and Exar dated May 19, 2008. Your annual salary will continue to be $240,000 paid bi-weekly in accordance with Exar’s standard payroll practices.

As a hiring incentive, you were paid a signing bonus of $20,000. If your employment with Exar and its subsidiaries terminates for any reason (other than a reduction-in-force initiated by Exar) prior to the first anniversary of your hire date, you must repay the full amount of the signing bonus to Exar within 60 days following your termination.

You have been included in the FY2009 Executive Incentive Compensation Program, effective from April 1, 2008 to March 31, 2009. Your target award is 40% of your annual base salary. Your actual bonus will be determined and paid in accordance with the terms of the program.

In connection with your commencing employment with Exar, you were granted an option to purchase 150,000 shares of Exar common stock and 15,000 restricted stock units. These awards are subject to the terms and conditions set forth in the applicable award agreements.

In the event there is a Change of Control and your employment is terminated within twelve (12) months following the Change of Control date either by Exar without Cause or by you for Good Reason, (i) all options, restricted stock unit awards and other equity-based awards granted to you by Exar, to the extent then outstanding and otherwise unvested, will immediately vest, and (ii) you will be entitled to receive, within sixty (60) days following your termination and subject to all applicable withholdings, a lump sum severance payment equal to three months base salary plus one month base salary for each year of completed service with Exar, to a maximum aggregate severance payment equal to six months base salary; provided, however, that Exar’s obligation to provide such accelerated vesting and such severance payment shall be contingent upon your providing to Exar, upon or promptly following your last day of employment with Exar, a valid, executed general release agreement substantially in the form attached hereto as Exhibit A, and such release agreement not having been revoked by you pursuant to any revocation rights afforded by applicable law.

As used herein, the term “Cause” means (i) your conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Exar; (iii) conduct by you which, based upon a good faith and reasonable factual investigation and determination by Exar, demonstrates gross incompetence; or (iv) intentional, material violation by you of any contract between you and Exar or any statutory duty of you to Exar that is not corrected within thirty (30) days after written notice to you thereof. Physical or mental disability shall not constitute “Cause.”

As used herein, the term “Good Reason” means, without your express written consent, (i) a material diminution in your authority, duties or responsibilities or (ii) a material diminution in your base compensation, provided that any such diminution shall not constitute “Good Reason” unless both (x) you provide written notice to Exar of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) Exar fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with Exar shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute “Good Reason.”

As used herein, the term “Change of Control” means (i) a dissolution or liquidation of Exar; (ii) a merger or consolidation in which Exar is not the surviving corporation; (iii) a reverse merger in which Exar is the surviving corporation but the shares of Exar’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) any other capital reorganization in which more than thirty-five percent (35%) of the shares of Exar entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation of Exar; (v) a transaction or group of related transactions involving the sale of all or substantially all of Exar’s assets; or (vi) the acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by Exar or any Exar subsidiary) of the beneficial ownership, directly or indirectly, of securities of Exar representing more than thirty-five percent (35%) of the combined voting power in the election of directors. For purposes of this paragraph, acquisition of ownership interests by any employee of Exar or its subsidiaries, whether through a “management buy-out” or otherwise, shall not constitute a “Change of Control.”

Please sign and date in the space provided below to indicate your acceptance of the terms set forth herein and return one copy to Diane Hill, fax (510) 668-7011.

Sincerely,	Agreed and Accepted:

/s/ Diane Hill	/s/ George Apostol	12/30/08
Diane Hill Vice President Human Resources	George Apostol	Date
5/30/08
Start Date

EXHIBIT A

FORM OF RELEASE

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Agreement, in consideration of benefits I will receive under my offer letter, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (the “Effective Date”).